Exhibit 107

Calculation of Filing Fee Tables

S-1

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(Form Type)

CytRx Corporation

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	457	(c)	20,727,274	(3)	$0.425	$8,809,091.45	0.0000927	$816.60
Carry Forward Securities

	Total Offering Amounts							$8,809,091.45		$816.60
	Total Fees Previously Paid									$1,705.05
	Total Fee Offsets									$1,705.05
	Net Fee Due									$0.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering an indeterminate amount of additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, and the shares of common stock set forth in this table shall be adjusted to include such shares, as applicable.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The OTC Markets on March 22, 2022, of $0.425 per share

(3)	Comprised of (i) 9,363,637 shares of common stock that may be sold by the selling stockholder named in the registration statement (the “registration statement”) to which this exhibit relates upon the conversion of shares of Series C Preferred Stock of CytRx Corporation, and (ii) 11,363,637 shares of common stock of CytRx Corporation that may be sold by the selling stockholder named in the registration statement upon the exercise of the Preferred Investment Options (as defined in the registration statement).